UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-3 REGISTRATION STATEMENT NO. 333-116314
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-3 REGISTRATION STATEMENT NO. 333-109681
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-3 REGISTRATION STATEMENT NO. 333-33836
UNDER
THE SECURITIES ACT OF 1933

PARLEX CORPORATION
(Exact name of registrant as specified in its charter)

Massachusetts	04-2464749
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification Number)
One Parlex Place
Methuen, Massachusetts 01844
(978) 685-4341
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Jonathan R. Kosheff
Chief Financial Officer
Parlex Corporation
One Parlex Place
Methuen, MA 01844
(978) 685-4341
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Approximate date of commencement of proposed sale to the public: Not Applicable.
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”) other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

These post-effective amendments shall become effective in accordance with Section 8(c) of the Securities Act of 1933 on such date as the Securities and Exchange Commission, acting pursuant to Section 8(c), may determine.

DEREGISTRATION OF SECURITIES
SIGNATURES

DEREGISTRATION OF SECURITIES
     These Post-Effective Amendments relate to the following Registration Statements on Form S-3 of Parlex Corporation (the “Registrant”) (collectively, the “Registration Statements”):
     File No. 333-116314, registering for resale an aggregate of 962,750 shares of the Registrant’s $.10 par value common stock (the “Common Stock”), which was filed with the Securities and Exchange Commission on June 9, 2004 and declared effective on June 28, 2004. Of the shares registered, 406,250 are issuable upon conversion of the Registrant’s Series A Preferred Stock, 203,125 are issuable upon exercise of Common Stock purchase warrants granted to the purchasers of the Registrant’s Series A Preferred Stock and 121,875 are issuable pursuant to an over-allotment option by the purchasers of the Registrant’s Series A Preferred Stock. In addition, this registration statement registered (i) an additional 31,500 shares issuable upon exercise of Common Stock purchase warrants granted to a placement agent in connection with a previous transaction, and (ii) 200,000 shares that may be payable as dividends on the Series A Preferred Stock.
     File No. 333-109681, registering for resale an aggregate of 1,610,000 shares of the Registrant’s Common Stock, which was filed with the Securities and Exchange Commission on October 14, 2003, and which registered 750,000 shares issuable upon conversion of convertible notes and 300,000 shares issuable upon exercise of Common Stock purchase warrants. In addition, this registration statement registered an additional 210,000 shares that were payable as interest on the principal due on the convertible notes. Finally, this registration statement also registered shares issuable pursuant to agreed upon anti-dilution provisions including 250,000 shares relating to conversion of principal due and 100,000 related to warrants. This registration statement, as amended by Pre-Effective Amendment No. 1 filed November 20, 2003, was declared effective on November 21, 2003 by the Commission.
     File No. 333-33836, registering 1,250,000 shares of Common Stock, was filed with the Securities and Exchange Commission on March 31, 2000. This registration statement, as amended by Pre-Effective Amendment No. 1 was filed May 24, 2000.
     In accordance with the undertakings of the Registrant set forth in Part II of the Registration Statements, the Registrant hereby deregisters any securities that remain unsold as of the date hereof pursuant to this Post-Effective Amendment No. 1 on Form S-3 to these Registration Statements.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on November 10, 2005.

Parlex Corporation
By:	/s/ Jonathan R. Kosheff
Jonathan R. Kosheff
Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, these Post-Effective Amendments to the registration statements on Form S-3 have been signed below by the following persons in the capacities indicated on November 10, 2005.

SIGNATURE	TITLE

/s/ Alan Wong	Chief Executive Officer (Principal Executive Officer)

Alan Wong

/s/ Jonathan R. Kosheff	Chief Financial Officer (Principal Financial and Accounting Officer)

Jonathan R. Kosheff

/s/ Christopher J. Hasson	Director

Christopher J. Hasson

/s/ Paul Hong To Tong	Director

Paul Hong To Tong